INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders,
Merrill Lynch Index Funds, Inc.:

In planning and performing our audits of the financial statements of the funds in the series constituting Merrill
Lynch Index Funds, Inc. (the "Funds") (as detailed below) for the year ended December 31, 2001 (on which we have issued our reports dated as detailed below), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.

Fund		Report Date

Merrill Lynch S&P 500 Index Fund	February 22, 2002
Merrill Lynch Small Cap Index Fund  February 22, 2002
Merrill Lynch Aggregate Bond Index Fund February 21,
2002
Merrill Lynch International (Capitalization Weighted)
Index Fund February 23, 2002

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in condition, or that the degree of compliance with policies and procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.
A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of management, the Board of Directors and Shareholders of the funds, and the Securities and Exchange Commission and is not intended to be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

February 19, 2002
New York, New York